Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 1

TO CREDIT AGREEMENT

AND AMENDMENT NO. 1

TO DOMESTIC SUBSIDIARY GUARANTY

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT AND AMENDMENT NO. 1 TO DOMESTIC SUBSIDIARY GUARANTY (“Amendment”) is entered into as of April 12, 2013 in connection with the Credit Agreement, dated as of March 7, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among G&K Services, Inc. (the “Company”), G&K Services Canada Inc. (the “Canadian Borrower”, and together with the Company, the “Borrowers”), the financial institutions party thereto, as lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”). Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement.

WITNESSETH

WHEREAS, the Loan Parties wish to amend the Credit Agreement and the Domestic Subsidiary Guaranty in certain respects and the Lenders and the Administrative Agent are willing to amend the Credit Agreement and the Domestic Subsidiary Guaranty pursuant to the terms of this Amendment; and

WHEREAS, certain of the modifications set forth herein shall not be given effect until the Administrative Agent shall have received, in form and substance acceptable to it, a fully executed and effective copy of the “Senior Note Agreement” referenced in clause (a) of the definition thereof set forth below (collectively, the “Note Purchase Agreement Requirement”);

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Domestic Subsidiary Guarantor, the Lenders and the Administrative Agent agree as follows.

1. Amendments to Credit Agreement and Domestic Subsidiary Guaranty. Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Borrowers, the Domestic Subsidiary Guarantor, the Lenders and the Administrative Agent agree that the Credit Agreement and Domestic Subsidiary Guaranty are each hereby amended as follows:

1.1 The definitions of “Adjusted LIBO Rate” and “LIBO Rate” set forth in Section 1.01 of the Credit Agreement are hereby amended in their entirety as follows:

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the sum of (i) (a) the LIBO Rate for such Interest Period if such Eurocurrency Borrowing is made in an Agreed Currency other than Canadian Dollars, and the CDOR Rate for such Interest Period if such Eurocurrency Borrowing is made in Canadian Dollars, and in either case multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period, as the rate for deposits in such Agreed Currency in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any successor or substitute page), the “LIBO Rate” shall be determined by reference to such other publicly available service displaying interest rates applicable to deposits in such Agreed Currency in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which deposits in such Agreed Currency in reasonable market size and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

1.2 Section 1.01 of the Credit Agreement is hereby amended to insert alphabetically therein the following new defined terms:

“2005 Note Purchase Agreement” means the Note Purchase Agreement dated June 15, 2005 between the Company and the purchasers named therein, as the same may be amended, modified, supplemented, extended or restated from time to time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“ECP” means an “Eligible Contract Participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC (collectively, and as now or hereafter in effect, the “ECP Rules”).

“ECP Rules” has the meaning assigned to such term in the definition of “ECP.”

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Prohibited Person” means any Person (a) listed in the Annex to the Executive Order or identified pursuant to Section 1 of the Executive Order (as defined in Section 3.18); (b) that is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order; (c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-laundering law, including the Executive Order; (d) who commits, threatens, conspires to commit, or support “terrorism” as defined in the Executive Order; (e) who is named as a “Specially designated national or blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list; or (f) who is owned or controlled by a Person listed above in clause (c) or (e).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee becomes effective with respect to such Swap Obligation or such other Person as constitutes an ECP and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the Business Day on which it is market practice in the London interbank market for the Administrative Agent to give quotations for deposits in the Agreed Currency of such Eurocurrency Borrowing for delivery on the first day of such Interest Period.

“Senior Note Agreements” means (a) that certain Note Purchase Agreement to be dated on or about April 15, 2013 by and among the Company and each of the purchasers named therein, as the same may be amended, modified, supplemented, extended or restated from time to time and (b) any other note purchase agreement to be entered into by and among the Company and the purchasers named therein, as the same may be amended, modified, supplemented, extended or restated from time to time.

“Trigger Date” means the date the Indebtedness under the 2005 Note Purchase Agreement is paid in full and the agreements, documents and instruments evidencing such Indebtedness or delivered together with the 2005 Note Purchase Agreement are terminated or expire and are otherwise of no force and effect.

1.3 Section 2.14 of the Credit Agreement is hereby amended in its entirety to reads as follows:

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, or the CDOR Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate, or the CDOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request by the Company, on behalf of itself or the Canadian Borrower, requests a Eurocurrency Revolving Borrowing in Dollars or Canadian Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency (other than Canadian Dollars), such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

1.4 Article III of the Credit Agreement is hereby amended to insert immediately at the end thereof the following Sections 3.16 and 3.17:

SECTION 3.16. USA PATRIOT Act. (a) No Borrower nor any of its Subsidiaries or, to the knowledge of any Borrower, any of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and the Borrowers, their Subsidiaries and, to the knowledge of each Borrower, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.

(b) No Borrower nor any of its Subsidiaries or, to the knowledge of any Borrower, any of their respective Controlled Affiliates: (i) is targeted by United States or multilateral economic or trade sanctions currently in force; (ii) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; or (iii) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.

SECTION 3.17. Embargoed Persons. (a) None of the Borrowers’ or their Subsidiaries’ assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under United States law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the Act (as defined in Section 9.13)), if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Borrower if the result of such interest would be that any Loan would be in violation of law; (c) no Borrower has engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and (d) none of the Borrowers nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representation is true under this Section 3.21, the Borrowers shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.

1.5 Upon the satisfaction of the Note Purchase Agreement Requirement, Section 6.01(j) of the Credit Agreement is hereby amended in its entirety as follows:

(j) other Indebtedness of the Company (and, in the case of any such Indebtedness incurred pursuant to a Senior Note Agreement, Guarantees in respect thereof from Subsidiary Guarantors so long as such Subsidiary Guarantors have Guaranteed the Obligations in accordance with the terms of this Agreement) so long as (i) such Indebtedness is at no time secured by any Lien (except, in the case of any such Indebtedness incurred pursuant to a Senior Note Agreement, if concurrently therewith the Obligations and the obligations under the 2005 Note Purchase Agreement and any other Senior Note Purchase Agreement are secured on an equal and ratable basis, in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent, with such Indebtedness) and (ii) the Company is in pro forma compliance with the financial covenant set forth in Section 6.12(a) immediately before and after the incurrence of such Indebtedness.

1.6 Upon the satisfaction of the Note Purchase Agreement Requirement, Section 6.02 of the Credit Agreement is hereby amended by deleting the “and” at the end of clause (e), replacing the “.” at the end of clause (f) with “; and” and adding clause (g) as follows:

(g) Liens securing Note Purchase Agreements permitted by Section 6.01(j) if concurrently therewith the Obligations and the obligations under the 2005 Note Purchase Agreement and any other Senior Note Purchase Agreement are secured on an equal and ratable basis, in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent, with such Indebtedness.

1.7 Upon the satisfaction of the Note Purchase Agreement Requirement, Section 6.07 of the Credit Agreement is hereby amended in its entirety as follows:

SECTION 6.07 Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay cash dividends to the Company, (c) the Company may make Restricted Payments that are made in the ordinary course of business pursuant to and in accordance with stock option plans or other benefit plans for past, current, and future management or employees of the Company, (d) before the Trigger Date, the Company may make any Restricted Payment (including, without limitation, paying dividends and repurchasing and retiring Equity Interests in the Company) so long as (1) no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect) thereto and (2) the Company is in pro forma compliance with the covenants set forth in Section 6.12 both before and after giving effect thereto (including, without limitation, the net worth test set forth therein, which shall remain in effect until the occurrence of the Trigger Date), and (e) after the Trigger Date, (X) if the Company’s Leverage Ratio, immediately before and after giving pro forma effect to the applicable Restricted Payment, is less than 3.25 to 1.00, the Company may make any Restricted Payment (including, without limitation, paying dividends and repurchasing and retiring Equity Interests in the Company) so long as (1) no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect) thereto and (2) in addition to the foregoing Leverage Ratio requirement, the Company is in pro forma compliance with the covenants set forth in Section 6.12 both before and after giving effect thereto, and (Y) if the Company does not meet the Leverage Ratio test in clause (e)(X), the Company may otherwise pay regularly scheduled cash dividends to holders of its Equity Interests (including any periodic increases in the amounts thereof consistent with past practices, but in no event including any special or extraordinary divided), and may make other Restricted Payments in an aggregate amount not to exceed $5,000,000 per fiscal year (with the understanding that such other Restricted Payments made pursuant to clause (d) and (e)(X) shall not count against this $5,000,000 per fiscal year limit), so long as (1) no Default or Event of Default has occurred and is continuing prior to paying such cash dividend or other Restricted Payment or would arise after giving effect (including pro forma effect) thereto, and (2) the Company is in pro forma compliance with the covenants set forth in Section 6.12 both before and after giving effect thereto.

1.8 Upon satisfaction of the Note Purchase Agreement Requirement, Section 6.08 of the Credit Agreement is hereby amended in its entirety as follows:

SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests, (c) the ability of any Subsidiary to make or repay loans or advances to the Company or any other Subsidiary or (d) the ability of any Subsidiary to Guarantee Indebtedness of the Company or any other Subsidiary, in each case, which are materially more restrictive than this Agreement (with the understanding that there shall be no restriction on the repayment of amount owing under or in connection herewith); provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clauses (a) and (d) of the foregoing shall not apply to restrictions and conditions imposed by a Senior Note Agreement or the 2005 Note Purchase Agreement, provided that the Indebtedness incurred thereunder shall, at the time of the incurrence thereof, have been permitted by Section 6.01 and Section 6.12(a), and provided, further, that such restrictions and conditions shall permit first priority Liens securing the Obligations or Guarantees of the Obligations granted by or made by the Company or any Subsidiary thereof in favor of a collateral agent on behalf of the Administrative Agent, the Lenders, other applicable holders of Obligations from time to time and the holders of notes then outstanding under the 2005 Note Purchase Agreement and each other Senior Note Agreement on an equal and ratable basis, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

1.9 Article X of the Credit Agreement is hereby amended to insert immediately at the end thereof the following paragraph:

Limitation on Guaranty of Certain Swap Obligations. No Borrower hereunder shall be deemed to be a guarantor of any Swap Obligations if such Borrower is not an ECP, to the extent that the providing of such guaranty by such Borrower would violate the ECP Rules or any other applicable law or regulation. This paragraph shall not affect any guaranteed Obligations other than Swap Obligations, nor shall it affect the guaranteed Obligations of any Borrower who qualifies as an ECP. If a Swap Obligation arises under a master Swap Agreement governing more than one transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to transactions for which such Guarantee is or becomes illegal.

1.10 Upon satisfaction of the Note Purchase Agreement Requirement, following the occurrence of the Trigger Date, Section 6.12(c) of the Credit Agreement, which sets forth a Minimum Consolidated Net Worth covenant, will be of no further force and effect and the Company shall not be required to comply with the requirement set forth therein.

1.11 Upon satisfaction of the Note Purchase Agreement Requirement, following the occurrence of the Trigger Date, Exhibit F to the Credit Agreement shall be amended in its entirety pursuant to the Exhibit F attached to this Amendment.

1.12 The Domestic Subsidiary Guaranty is hereby amended to insert immediately at the end thereof the following Sections 25 and 26:

SECTION 25. Limitation on Guaranty of Certain Swap Obligations. No Guarantor hereunder shall be deemed to be a guarantor of any Swap Obligations if such Guarantor is not an ECP, to the extent that the providing of such guaranty by such Guarantor would violate the ECP Rules or any other applicable law or regulation. This paragraph shall not affect any Guaranteed Obligations of a Guarantor other than Swap Obligations, nor shall it affect the Guaranteed Obligations of any Guarantor who qualifies as an ECP. If a Swap Obligation arises under a master Swap Agreement governing more than one transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to transactions for which such Guarantee is or becomes illegal.

SECTION 26. Keepwell. Without in any way limiting the obligations of any Guarantor under this Guaranty (including under Section 2 hereof) or the other Loan Documents, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 26, or otherwise under this Guaranty, as it relates to such other Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 26 constitute, and this Section 26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

2. Conditions to Effectiveness. This Amendment shall not become effective unless:

2.1 the Administrative Agent shall have received counterparts of this Amendment executed by each Borrower, the Domestic Subsidiary Guarantor, the Administrative Agent and the Required Lenders; and

2.2 the Administrative Agent shall have received from the Borrowers, for each Lender that delivers its executed signature page hereto to the Administrative Agent not later than 3:00 p.m. Chicago time on March 12, 2013 (and with delivery thereof being determined by the Administrative Agent in its sole discretion), an amendment fee, payable in immediately available funds, equal to $5,000 for each such Lender, and J.P. Morgan Securities LLC shall have received payment of those fees and expenses owing to it by the Company as of the date hereof.

3. Representations and Warranties of Each Loan Party. Each Loan Party represents and warrants as follows:

3.1 Such Loan Party has the legal power and authority to execute and deliver this Amendment and the officers of such Loan Party executing this Amendment have been duly authorized to execute and deliver the same and bind such Loan Party with respect to the provisions hereof.

3.2 This Amendment and the Credit Agreement and Domestic Subsidiary Guaranty as previously executed and as amended hereby constitute legal, valid and binding obligations of such applicable Loan Party, enforceable against it in accordance with their terms (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally).

3.3 Such Loan Party hereby reaffirms all covenants, representations and warranties made in the Credit Agreement, the Domestic Subsidiary Guaranty and the other Loan Documents and agrees and confirms that all such representations and warranties are true and correct in all material respects as of the date of this Amendment except for changes thereto reflecting events, conditions or transactions permitted or not prohibited by the Credit Agreement, the Domestic Subsidiary Guaranty or the other Loan Documents; provided, that the words “in all material respects” in this Section 3.3 shall, as to any representation or warranty that contains a materiality standard, operate without duplication of such standard.

3.4 Such Loan Party has caused to be conducted a thorough review of the terms of the Credit Agreement, the Domestic Subsidiary Guaranty and the other Loan Documents and such Borrower’s and its Subsidiaries’ operations since the Closing Date and, as of the date hereof, there are no Defaults or Events of Default thereunder.

4. Reference to the Effect on the Credit Agreement and Domestic Subsidiary Guaranty.

4.1 Upon the effectiveness of this Amendment pursuant to Section 2 above, on and after the date hereof, each reference in the Credit Agreement to “this Credit Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement as modified hereby, and each reference in the Domestic Subsidiary Guaranty to “this Guaranty,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Domestic Subsidiary Guaranty as modified hereby.

4.2 Except as specifically waived or modified above, the Credit Agreement, the Domestic Subsidiary Guaranty and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

4.3 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power of remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Domestic Subsidiary Guaranty or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5. Costs and Expenses. The Borrowers jointly and severally agree to pay all reasonable costs, fees and out-of-pocket expenses (including reasonable attorneys’ fees and expenses charged to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, arrangement, execution and enforcement of this Amendment.

6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED IN ACCORDANCE WITH THE INTERNAL LAWS, AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS, OF THE STATE OF NEW YORK.

7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

8. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. A facsimile signature page hereto sent to the Administrative Agent or the Administrative Agent’s counsel shall be effective as a counterpart signature provided each party executing such a facsimile counterpart agrees, if requested, to deliver originals thereof to the Administrative Agent.

9. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Amendment, the Credit Agreement, the Domestic Subsidiary Guaranty and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Amendment, the Credit Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment, the Credit Agreement or any of the other Loan Documents.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers, all as of the day and year first written above.

G&K SERVICES, INC.

By	/s/ Jeffry L. Wright
	Name:	Jeffrey L. Wright
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to

Amendment No. 1 to Credit Agreement and Amendment No. 1 to Domestic Subsidiary Guaranty

G&K SERVICES CANADA INC.

By	/s/ Jeffrey L. Wright
	Name:	Jeffrey L. Wright
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to

Amendment No. 1 to Credit Agreement and Amendment No. 1 to Domestic Subsidiary Guaranty

G&K SERVICES, CO.

By	/s/ Jeffrey L. Wright
	Name:	Jeffrey L. Wright
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to

Amendment No. 1 to Credit Agreement and Amendment No. 1 to Domestic Subsidiary Guaranty